EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of EnerNOC, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 28th day of June, 2017.

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: June 30, 2017

ENEL GREEN POWER NORTH AMERICA, INC.
By:	/s/ Rafael Gonzalez
Name:	Rafael Gonzalez
Title:	President and CEO

PINE MERGER SUB, INC.
By:	/s/ Mike Storch
Name:	Mike Storch
Title:	Executive Vice President

ENEL GREEN POWER S.p.A
By:	/s/ Antonio Cammisecra
Name:	Antonio Cammisecra
Title:	CEO

ENEL S.p.A
By:	/s/ Francesco Starace
Name:	Francesco Starace
Title:	CEO and General Manager